Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142231

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED APRIL 19, 2007)

1,165,065 Common Shares of Beneficial Interest

(par value $0.01 per share)

This prospectus supplement no. 2 supplements and amends the prospectus dated April 19, 2007, as amended and supplemented by that prospectus supplement no. 1 filed June 6, 2007, relating to common shares of beneficial interest, par value $0.01 per share, of Federal Realty Investment Trust, a Maryland real estate investment trust, held by certain securityholders, including common shares (i) issuable upon conversion of our 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share and liquidation preference $25 per share, which we refer to as our preferred shares, if and to the extent that selling preferred shareholders tender preferred shares for conversion and offer or sell any of the common shares issued in respect thereof, and (ii) issuable upon redemption of units of limited liability company interest in NVI-Avenue, LLC, our consolidated subsidiary, which we refer to as downREIT units, if and to the extent that redeeming unitholders tender downREIT units for redemption, receive common shares for such redemption and offer or sell any of the common shares issued in respect thereof.

As more fully described under “Plan of Distribution” in the prospectus, the selling securityholders may offer for sale the common shares, including common shares into which the preferred shares are convertible from time to time and the downREIT units are redeemable from time to time, on any exchange on which the common shares are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the common shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the common shares for whom they may act as agent.

The table below sets forth additional and updated information concerning beneficial ownership of the common shares, including common shares issuable upon conversion of the preferred shares and redemption of the downREIT units and supplements and amends the table appearing under “Selling Shareholders” beginning on page 2 of the prospectus, as amended and supplemented by that prospectus supplement no. 1 filed June 6, 2007. The information set forth in the table below supersedes the corresponding information in the table appearing in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

	Number of Common Shares Beneficially Owned Prior to Offering (1)		Number of Common Shares Being Offered	Number of Common Shares Beneficially Owned After the Offering (2)
Lincoln Booster Club	60	(3)	60	0
Russell Tyler Campbell	18,685	(4)	18,685	0
Judith F. Campbell	81,015	(5)	81,015	0
Johns Hopkins University	300	(6)	300	0
Charles C. Campbell	42,854	(7)	42,854	0
Campbell Foundation Inc.	100	(8)	100	0

(1) Assuming (i) the conversion (upon the election of the preferred shareholders) as of the date hereof of all outstanding preferred shares, and (ii) the redemption (upon the election of the downREIT holders and the election of the registrant to acquire all tendered downREIT units in exchange for common shares) as of the date hereof of all outstanding downREIT units, at the conversion price and redemption price in effect as of the date of the prospectus.

(2)	Assuming the sale of all of the shares that may be offered under the prospectus.
(3)	Represents 60 outstanding common shares.
(4)	Represents 12,665 outstanding common shares and 6,020 common shares that are issuable to the selling shareholder upon redemption of all of the downREIT units owned by the selling shareholder.
(5)	Represents 81,083 outstanding common shares, and 232 common shares that are issuable to the selling shareholder upon redemption of all of the downREIT units owned by the selling shareholder.
(6)	Represents 300 outstanding common shares.
(7)	Represents 39,381 outstanding common shares, and 3,473 common shares that are issuable to the selling shareholder upon redemption of all of the downREIT units owned by the selling shareholder.
(8)	Represents 100 outstanding common shares.

The prospectus, prospectus supplement no. 1 and this prospectus supplement no. 2 constitute the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the common shares, including common shares issuable upon conversion of the preferred shares and redemption of the downREIT units.

Investing in shares of our common shares, including the common shares issuable upon the conversion of preferred shares and the redemption of downREIT units, involves certain risks. See “Risk Factors” incorporated by reference on page 2 of the prospectus.

The securities offered hereby have not been approved or recommended by the Securities and Exchange Commission or any state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2007